Exhibit 10.14

28 April 2013

Gregory W. Schafer

[PRIVATE ADDRESS]

Subject: Offer of Employment

Dear Greg:

Aduro BioTech, Inc. is pleased to extend a full time offer of employment to you as Chief Operating Officer, reporting to Stephen Isaacs, Chairman and CEO. Your compensation will be at a gross monthly salary of $25,000.00.

This is an exempt position. Your anticipated start date will be July 1, 2013 (however, sooner if possible; ideally June 1). Should you accept this position, you will be expected to sign the standard Aduro Employee Agreement and the Proprietary Inventions and Disclosure Agreement. Furthermore, upon acceptance, this offer is subject to the approval of the Aduro BOD.

In addition to your salary and subject to the approval of the Aduro Board, you will be granted an award of incentive stock options for common stock equal to 1.5% of the total outstanding company shares (fully diluted), in accordance with the Company’s 2008 Stock Incentive Plan. These options will vest ratably over a four-year period, subject to a one year cliff. You will also receive a target bonus of $90,000 (30% of base salary), which will also be milestone based.

At-Will Employment Relationship

Your employment relationship with the Company is at-will. Accordingly, both you and the Company may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

Non-Change in Control Severance Benefits

If, at any time other than as provided under the section entitled “Change in Control Severance Benefits” below, (a) the Company terminates your employment without Cause (as defined herein), and other than as a result of your death or disability, or (b) you resign for Good Reason (as defined herein), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), then subject to your obligations below and the completion of financings by the Company (including bridge and debt financings of at least $35 million by March 31, 2014, you shall be entitled to receive (collectively, the “Severance Benefits”):

ADURO BIOTECH 626 Bancroft Way, 3C, Berkeley, CA 94710-2224

PHONE 510 848 4400 FAX 510 848 5614 EMAIL info@adurobiotech.com

WEB www.adurobiotech.com

•	for 6 months, with payments running from the date of your Separation from Service over such number of months: (a) severance pay in the form of continuation of your base salary at the rate in effect on the effective date of your Separation from Service (the “Salary Continuation”), and (b) if you timely elect continued coverage under COBRA, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date (provided that such COBRA reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage.

Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement during the period of time in which you are receiving the Severance Benefits; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your Separation from Service; and (c) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your Separation from Service (or such other date as requested by the Board). The Salary Continuation will be paid on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 30th day following your Separation from Service. On the 30th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.

For purposes of this Agreement, “Cause” means (A) your conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (B) your attempted commission of or participation in a fraud or act of material dishonesty against the Company; (C) your material breach of any written agreement between you and the Company (including but not limited to your Proprietary Information Agreement) or material breach or neglect of any statutory or fiduciary duty you owe to the Company; or (D) your conduct that constitutes gross insubordination, incompetence or habitual neglect of your duties as determined by the CEO and the Board.

For purposes of this Agreement, you shall have “Good Reason” for your resignation from your employment with the Company and/or any of its subsidiaries or parent entities if any of the following actions are taken by the Company without your prior written consent thereto: (A) material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are substantially reduced from the prior duties; (B) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then current principal place of employment immediately prior to such relocation; or (C) a reduction of at least 10% of your gross base salary (unless pursuant to a salary reduction program applicable generally to the Company’s executive employees), which percentage the parties agree is a “material” reduction; provided, however, that in order to resign for Good Reason, you must (1) provide written notice to the Company’s General Counsel within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the

ADURO BIOTECH 626 Bancroft Way, 3C, Berkeley, CA 94710-2224

PHONE 510 848 4400 FAX 510 848 5614 EMAIL info@adurobiotech.com

WEB www.adurobiotech.com

Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 90 days after the expiration of the cure period.

Section 409A

It is intended that all of the severance benefits payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein.

Change in Control Severance Benefits

If, on or within twelve months following the closing of a Change in Control, (a) the Company or a successor corporation terminates your employment without Cause (as defined above) and other than as a result of your death or disability, or (b) you resign for Good Reason (as defined above), and provided such termination constitutes a Separation from Service, then subject to your obligations below, you shall be entitled to receive (collectively, the “Change in Control Severance Benefits”):

•	a cash lump-sum payment in an amount equal to one (1) times your annual base salary at the rate in effect on the effective date of your Separation from Service (the “Lump Sum Salary”)

•	the full acceleration of the vesting of all of your then-outstanding stock option grants, and

•

if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination

ADURO BIOTECH 626 Bancroft Way, 3C, Berkeley, CA 94710-2224

PHONE 510 848 4400 FAX 510 848 5614 EMAIL info@adurobiotech.com

WEB www.adurobiotech.com

of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

Such Change in Control Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement during the period of time in which you are receiving the Change in Control Severance Benefits; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your Separation from Service; and (c) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your Separation from Service (or such other date as requested by the Board). The Lump Sum Salary will be paid, subject to applicable tax withholdings on the 30th day following your Separation from Service.

For purposes of this Section, “Change in Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger (including, but not limited to, a reverse triangular merger) or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities in a bona fide financing transaction shall not constitute a Change of Control hereunder); or (ii) a sale or lease of all or substantially all of the assets of the Company. Notwithstanding the foregoing, to the extent that the Company determines that any of the Severance Benefits or Change in Control Severance Benefits constitute deferred compensation under Section 409A (that is, they are not “exempt” under 409A), the foregoing definition of Change in Control shall not apply and Change in Control shall have the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

You will be eligible to participate in the benefits available to full-time Aduro employees, including bonuses, participation in the Company’s 401(k) and Stock Incentive Plans, Aduro medical/dental programs, life insurance, short-term disability, long-term disability, and vacation accrual, all in accordance with Company policy.

In compliance with federal laws contained in the Immigration Reform and Control Act of 1986, all offers of employment are contingent upon an applicant’s ability to satisfy federal requirements regarding proof of identity and the lawful right to be employed in the United States. Please be sure to bring with you this I-9 identification (e.g. driver’s license and Social Security card or passport) on your first day of employment.

We look forward to a mutually beneficial relationship and believe that working with our Company will be both personally and professionally rewarding for you. It is our sincere hope that you will join us. We look forward to welcoming you to Aduro.

Please do not hesitate to contact me if you have questions about this offer or about Aduro BioTech, Inc.

ADURO BIOTECH 626 Bancroft Way, 3C, Berkeley, CA 94710-2224

PHONE 510 848 4400 FAX 510 848 5614 EMAIL info@adurobiotech.com

WEB www.adurobiotech.com

Best Regards,

/s/ Stephen T. Isaacs

Stephen T. Isaacs

Chairman & Chief Executive Officer

I hereby accept the terms of employment as stated above.

/s/ Gregory W. Schafer	28 April 2013

Gregory W Schafer	Date

ADURO BIOTECH 626 Bancroft Way, 3C, Berkeley, CA 94710-2224

PHONE 510 848 4400 FAX 510 848 5614 EMAIL info@adurobiotech.com

WEB www.adurobiotech.com